EXHIBIT 99.1

1st. Quarter 2009

Important News for our Shareholders…

It was a pleasure having over 200 of our shareholders in attendance at our Annual Meeting on April 27, 2009. In addition to re-electing the three nominated directors, we reviewed both the 2008 and first quarter 2009 financial results, and announced the declaration of the second quarter cash dividend. If you are interested in viewing the PowerPoint presentation used during the shareholders meeting, you may access it through the Investor Relations link at our website www.firstbankmi.com.

2008 was a year of challenges for our company, and during the meeting I attempted to explain the causes of, and our reactions to, those challenges. I also described the uncertainties facing us in 2009 and 2010, and why we are uneasy about the outlook. Just since our meeting, Chrysler has declared bankruptcy; General Motors Corporation reported a loss of $6 Billion for the first quarter; and Chairman of the Federal Reserve Ben Bernanke predicted that national unemployment will continue to rise throughout 2009 and into 2010, but will hopefully not reach the 10% level. Economists are predicting a Michigan jobless rate of 14.5% to 15% by year end, and the Michigan Association of Realtors is reporting continued declines in real estate values. Other unexpected costs, such as the pending special assessment by the Federal Deposit Insurance Corporation to help replenish the deposit insurance fund will also impact our company’s future performance. Net charge-offs and loan loss provisioning have been increasing and are well above our historical levels, and we remain concerned that continued decline in the Michigan economy and real estate values, the rising unemployment, and the struggles of the auto industry and its’ supplier base, may further impact our loan portfolios in the future. Many of our Michigan banking peers have been experiencing much greater delinquency and loan loss rates, which we are working hard to avoid in this dreadful environment.

These are difficult times, and the way forward will not be easy, which is why we chose to supplement the capital of the company through the preferred stock issuance during the first quarter. While we do not know what the future will bring, we do know that it will require everyone – the banks, the regulators, and the government – to work together and to get it right.

Whatever may come, we will meet the challenge – and it is the support of our shareholders, customers, communities, and employees that give us confidence that we will be successful. We remain long term optimists about our future, our state, and the future of community banks in Michigan.

Attached you will find the News Releases announcing earnings for the first quarter of 2009 and the second quarter cash dividend. The release regarding first quarter earnings includes a narrative discussion of our results along with detailed financial information.

Highlights include:

•	Gain on sale of mortgage in the first quarter of 2009 increases 100% from the first quarter of 2008
•	Balance sheet and loan growth muted by economic conditions and loan sales into the secondary market
•	All affiliate banks continue to meet regulatory well-capitalized requirements

I am also pleased to report that on April 28, 2009 the Firstbank Corporation Board of Directors approved a $0.10 per share quarterly cash dividend payable on June 11, 2009 to shareholders of record as of May 22, 2009. The $0.10 per share cash dividend remains unchanged from the prior quarter.

Your investment in Firstbank Corporation is sincerely appreciated, and your comments and suggestions are always welcome.

Sincerely,

/s/ Thomas R. Sullivan

Thomas R. Sullivan
President & Chief Executive Officer